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                                                                 EXHIBIT 99.8B

                                   ADDENDUM


     The Custodian Agreement between Nicholas-Applegate Growth Equity Fund, Inc. (the "Fund") and State Street Bank and Trust Company (the "Custodian") dated April 10, 1987 (the "Agreement") is hereby amended.

     WHEREAS, the Fund is converting from a closed-end investment company to an open-end investment company as defined under the Investment Company Act of 1940, as amended (the "Investment Company Act");

     NOW THEREFORE, the Agreement is amended as follows:

     I. In Section 2.1 of the Agreement continue the sentence therein as follows:

          "and commercial paper of an issuer for which the Custodian acts as issuing and paying agent ("Direct Paper") which is deposited and/or maintained in the Direct Paper System of the Custodian pursuant to Section 2.10A."

     II. In Section 2.2 insert a new Section 2.2(15) which is listed below:

          "2.2(15) Upon receipt of instructions from the transfer agent ("Transfer Agent") for the Fund, for delivery to such Transfer Agent or to the holders of shares in connection with distributions in kind, as may be described from time to time in the Fund's currently effective prospectus and statement of additional information ("prospectus"), in satisfaction of requests by holders of Shares for repurchase or redemption."

    III. Following Section 2.10 insert a new Section 2.10A which is listed below:

          "2.10A Fund Assets Held in the Custodian's Direct Paper System
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          The Custodian may deposit and/or maintain securities owned by the Fund in the Direct Paper System of the Custodian subject to the following provisions:

          1) No transaction relating to securities in the Direct Paper System will be effected in the absence of Proper Instructions;

          2) The Custodian may keep securities of the Fund in the Direct Paper System only if such securities are represented in an account ("Account") of the Custodian in the Direct Paper System which shall not include any assets of the Custodian other
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              than assets held as a fiduciary, custodian or otherwise for customers;

          3) The records of the Custodian with respect to securities of the Fund which are maintained in the Direct Paper System shall identify by book-entry those securities belonging to the Fund;

          4) The Custodian shall pay for securities purchased for the account of the Fund upon the making of an entry on the records of the Custodian to reflect such payment and transfer of securities to the account of the Fund. The Custodian shall transfer securities sold for the account of the Fund upon the making of an entry on the records of the Custodian to reflect such transfer and receipt of payment for the account of the Fund;

          5) The Custodian shall furnish the Fund confirmation of each transfer to or from the account of the Fund, in the form of a written advice or notice, of Direct Paper on the next business day following such transfer and shall furnish to the Fund copies of daily transaction sheets reflecting each day's transaction in the Securities System for the account of the Fund;

          6) The Custodian shall provide the Fund with any report on its system of internal accounting control as the Fund may reasonably request from time to time."

     IV. Following Section 2.17 insert the Sections 2.18 and 2.19 which are listed below:

          "2.18  Payments for Shares.  The Custodian shall receive from the
                 -------------------
     distributor for the Fund's Shares or from the Transfer Agent of the Fund and deposit into the Fund's account such payments as are received for Shares of the Fund issued or sold from time to time by the Fund. The Custodian will provide timely notification to the Fund and the Transfer Agent of any receipt by it of payments for Shares of the Fund."

          "2.19  Payments for Repurchases or Redemptions of Shares of the Fund.
                 -------------------------------------------------------------
     From such funds as may be available for the purpose but subject to the limitations of the Articles of Incorporation and any applicable votes of the Board of Directors of the Fund pursuant thereto, the Custodian shall, upon receipt of instructions from the Transfer Agent, make funds available for payment to holders of Shares who have delivered to the Transfer Agent a request for redemption or repurchase of their Shares. In

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     connection with the redemption or repurchase of Shares of the Fund, the
     Custodian is authorized upon receipt of instructions from the Transfer Agent to wire funds to or through a commercial bank designated by the redeeming shareholders. In connection with the redemption or repurchase of Shares of the Fund, the Custodian shall honor checks drawn on the Custodian by a holder of Shares, which checks have been furnished by the Fund to the holder of Shares, when presented to the Custodian in accordance with such procedures and controls as are mutually agreed upon from time to time between the Fund and the Custodian."

     V. In Section 3 delete the word "weekly" throughout and insert the word "daily" in lieu thereof. All calculations shall be daily in this Section.

     IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative and its
seal to be hereunder affixed as of the                day of                  ,
1991.

ATTEST                                 NICHOLAS-APPLEGATE GROWTH EQUITY
                                         FUND, INC.


/s/ S. Jane Rose                           By  /s/ Eugene S. Stark
-------------------------------          ---------------------------------


ATTEST                                 STATE STREET BANK AND TRUST COMPANY

/s/                                        By  /s/
-------------------------------          ---------------------------------
 Assistant Secretary                       Vice President

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